UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2020

COLLEGIUM PHARMACEUTICAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-37372	03-0416362
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Technology Center Drive Suite 300 Stoughton, MA	02072
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Introductory Note

On February 13, 2020, Collegium Pharmaceutical, Inc. (the “Company”) completed its previously announced acquisition of certain assets related to the NUCYNTA® franchise of pharmaceutical products (the “Nucynta Products”) pursuant to the Asset Purchase Agreement, dated as of February 6, 2020, by and between the Company and Assertio Therapeutics, Inc. (the “Purchase Agreement”), for an aggregate purchase price of $375,000,000, subject to certain closing and post-closing adjustments as described in the Purchase Agreement (the “Nucynta Transaction”). In connection with the Nucynta Transaction, the Company assumed certain contracts, liabilities and obligations related to the Nucynta Products.

The foregoing descriptions of the Purchase Agreement and the Nucynta Transaction do not purport to be complete and are qualified in their entirety by reference to the disclosures set forth in Item 1.01 of the Current Report on Form 8-K filed by the Company on February 10, 2020 under the heading “Asset Purchase Agreement” and the actual provisions of the Purchase Agreement, a copy of which was filed as Exhibit 10.1 thereto.

Item 1.01. Entry Into or Amendment of a Material Definitive Agreement.

On February 10, 2020, Collegium Pharmaceutical, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with an underwriter (the “Underwriter”) agreeing, subject to customary conditions, to issue and sell $125,000,000 principal amount of the Company’s 2.625% Convertible Senior Notes due 2026 (the “Notes”) to the Underwriter. In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriter an option, which is exercisable within 30 days after February 10, 2020, to purchase up to an additional $18,750,000 principal amount of Notes solely to cover over-allotments. On February 11, 2020, the Underwriter exercised such option to purchase an additional $18,750,000 principal amount of Notes. The issuance of $143,750,000 principal amount of Notes was completed on February 13, 2020. The Notes were issued pursuant to, and are governed by, an indenture and a supplemental indenture (such indenture, as supplemented by such supplemental indenture, the “Indenture”), dated as of February 13, 2020, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). As previously disclosed, the Notes were issued in connection with funding the Nucynta Transaction, and the proceeds of the Notes issuance were used to finance a portion of the purchase price payable pursuant to the Purchase Agreement.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 2.625% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The Notes will mature on February 15, 2026, unless earlier repurchased, redeemed or converted. Before August 15, 2025, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after August 15, 2025, noteholders may convert their Notes at any time at their election until the close of business on the scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election. The initial conversion rate is 34.2618 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $29.19 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable (an “Optional Redemption”), in whole and not in part, at the Company’s option at any time on or after February 15, 2023, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. In addition, calling the Notes for Optional Redemption will constitute a Make-Whole Fundamental Change, which will result in an increase to the conversion rate in certain circumstances for a specified period of time.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provision relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $20,000,000; (viii) the rendering of certain judgments against the Company or any of its subsidiaries for the payment of at least $20,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (ix) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Underwriting Agreement, the Indenture and the Notes is a summary and is not complete. A copy of the Underwriting Agreement, the Indenture and the form of the certificate representing the Notes are filed as exhibits 1.1, 4.1, 4.2 and 4.3 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Underwriting Agreement, the Indenture and the Notes set forth in such exhibits.

Item 2.01 Completion of Acquisition of Disposition of Assets

The disclosure set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

In addition, on February 13, 2020, the Company received the proceeds of the $200 million secured term loan (the “Term Loan”) previously announced by the Company pursuant to that certain Loan Agreement, dated as of February 6, 2020, by and among the Company; its subsidiary, Collegium Securities Corporation; BioPharma Credit PLC, as collateral agent and lender; and BioPharma Credit Investments V (Master) LP, as lender (the “Loan Agreement”). The proceeds of the Term Loan were used to finance a portion of the purchase price payable pursuant to the Purchase Agreement. The disclosure set forth under Item 1.01 under the heading “Term Loan Financing” and Item 2.03 of the Current Report on Form 8-K filed by the Company on February 10, 2020 is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2020, in connection with the closing of  the Nucynta Transaction, transaction bonuses of $50,000 were granted to each of Paul Brannelly, the Company’s Executive Vice President and Chief Financial Officer, and Shirley R. Kuhlmann, the Company’s Executive Vice President and General Counsel (the “Transaction Bonuses”), in recognition of their significant contributions and efforts in connection with the completion of the Nucynta Transaction. The Transaction Bonuses were approved by the Compensation Committee of the Board of Directors of the Company.

Item 7.01 Regulation FD Disclosure

On February 13, 2020, the Company issued a press release announcing the closing of the Nucynta Transaction pursuant to the terms of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1. In accordance with general instruction B.2 to Form 8-K, the information in this Item 7.01, including the press release incorporated by reference herein, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of February 10, 2020, between Collegium Pharmaceutical, Inc. and Jefferies LLC.
4.1	Indenture, dated as of February 13, 2020, between Collegium Pharmaceutical, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.2	First Supplemental Indenture, dated as of February 13, 2020, between Collegium Pharmaceutical, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.3	Form of certificate representing the 2.625% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.2)
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of Pepper Hamilton LLP (including in Exhibit 5.1)
99.1	Press Release, dated February 13, 2020
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collegium Pharmaceutical, Inc.

By:	/s/ Paul Brannelly
Paul Brannelly
Executive Vice President and Chief Financial Officer

Dated: February 13, 2020